CUSTODIAN AGREEMENT
                 between Standish, Ayer & Wood Master Portfolio
                       and Investors Bank & Trust Company

                                   Appendix A
                            (revised October 5, 1996)







Standish Fixed Income Portfolio
Standish Equity Portfolio
Standish Small Capitalization Equity Portfolio
Standish Global Fixed Income Portfolio
Standish Small Capitalization Equity Portfolio II